                                                                    Exhibit 12.2




                  THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

         CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES PLUS PREFERRED

               STOCK DIVIDEND REQUIREMENTS (PRE-INCOME TAX BASIS)



                                                                                                                            Twelve
                                                                                                                            Months
                                                                           Year Ended December 31,                          Ended
                                                 ------------------------------------------------------------------------  ---------
                                                                                                                           March 31,
                                                   1996                 1997                1998        1999       2000       2001
                                                 --------   -------------  -------------- --------    --------   --------  ---------
                                                            Jan. 1-Nov. 7  Nov. 8-Dec. 31           (Dollars in Thousands)
                                                            -------------  --------------
EARNINGS AS DEFINED IN REGULATION S-K:
   Income before extraordinary items............ $116,553      $ 95,191     $ 19,290      $164,891    $194,089   $202,950   $175,873
   Interest and other charges, before reduction
   for amounts capitalized......................  244,789       212,957       35,472       232,727     211,960    202,752    198,141
   Provision for income taxes...................   69,120        78,940       14,029       110,611     123,869    126,701    112,376
   Interest element of rentals charged to
   income (a)...................................   79,503        59,078       10,008        68,314      66,680     65,616     65,134
                                                 --------      --------     --------      --------    --------   --------   --------
              Earnings as defined............... $509,965      $446,166     $ 78,799      $576,543    $596,598   $598,019   $551,524
                                                 ========      ========     ========      ========    ========   ========   ========


FIXED CHARGES AS DEFINED IN REGULATION S-K PLUS
PREFERRED STOCK DIVIDEND REQUIREMENTS (PRE-
INCOME TAX BASIS):
   Interest expense............................. $244,789      $212,957     $ 35,472      $232,727    $211,960   $202,752   $198,141
   Preferred stock dividend requirements........   38,743        45,029        0            24,794      33,524     20,843     19,615
   Adjustments to preferred stock dividends to
   state on pre-income tax basis................   22,976        36,568        0            16,632      21,395     13,012     12,372
   Interest element of rentals charged to
   income (a)...................................   79,503        59,078       10,008        68,314      66,680     65,616     65,134
                                                 --------      --------     --------      --------    --------   --------   --------

              Fixed charges as defined plus
              preferred stock dividend
              requirements...................... $386,011      $353,632     $ 45,480      $342,467    $333,559   $302,223   $295,262
                                                 ========      ========     ========      ========    ========   ========   ========


CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS
(PRE-INCOME TAX BASIS):                              1.32          1.26         1.73          1.68        1.79       1.98       1.87
                                                     ====          ====         ====          ====        ====       ====       ====



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(a) Includes the interest component of Bruce Mansfield sale and leaseback rentals, leased nuclear fuel in the reactor, and other miscellaneous rentals.